Exhibit 99.3

M/I Homes

Announces Partial Redemption of Depositary Shares Representing Series A Preferred Shares

Columbus, Ohio (March 11, 2013) – M/I Homes, Inc. (NYSE:MHO) announced today that it will redeem 2 million of its outstanding depositary shares (NYSE:MHO-PrA), each representing 1/1,000th of a Series A Preferred Share of M/I Homes (the “Depositary Shares”) on April 10, 2013 at a redemption price of $25 per Depositary Share plus an amount equal to the amount of the accrued and unpaid dividends thereon (whether or not earned or declared) from March 15, 2013 to (but excluding) April 10, 2013. For holders of Depositary Shares through the Depositary Trust Company (“DTC”) or a broker, the Depositary Shares will be selected for redemption in accordance with DTC’s or their broker’s procedures.

On and after the redemption date, the Depositary Shares that are redeemed will no longer be deemed outstanding, dividends on such Depositary Shares will cease to accrue and all rights of the holders of such Depositary Shares will cease, except for the right to receive the redemption price without interest. Following the redemption, 2 million Depositary Shares will remain outstanding.

The notice of redemption will be mailed to the registered holders of Depositary Shares on or about March 11, 2013. Questions relating to, and requests for additional copies of, the notice of redemption and related materials should be directed to the redemption agent, Computershare Trust Company, c/o Voluntary Corporate Actions, at 250 Royall Street, Suite V, Canton, MA 02021 or via telephone at 1-800-546-5141.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 83,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes, and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Houston, Austin and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.

Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011

Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227